Exhibit 3.01

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ML ASPECT FUTURESACCESS LLC

This Amended and Restated Certificate of Formation of ML Aspect FuturesAccess LLC, dated as of the 8th day of February, 2012, has been duly executed and is being filed by Colleen R. Rusch, as an authorized person, in accordance with Section 18-208 of the Delaware Limited Liability Company Act (6 Del.C. §18-208) to amend and restate the original Certificate of Formation, which was filed on May 17, 2004 under the name ML Aspect FuturesAccess LLC with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

The Certificate is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the limited liability company is Aspect FuturesAccess LLC.

SECOND. The address of the registered office of the limited liability company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the limited liability company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.

/s/ Colleen R. Rusch
Colleen R. Rusch
Authorized Person